Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	MICHAEL J. KOSS

JULY 20, 2009		(414) 964-5000

Koss Continues to Remain Profitable Despite Recession Setbacks

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone leader, has announced fourth quarter earnings for the period ending June 30, 2009.  Sales for the fourth quarter dropped by 32% to $8,264,591 compared to $12,202,642 for the same period one year ago.  Net income fell by 52% to $602,683 compared to $1,264,066 for the fourth quarter last year.  Fourth quarter diluted earnings per share were $0.16 compared with $0.34 one year ago.

“Our Company has passed through the most challenging eight month period in 25 years and managed to post a profit,” Michael J. Koss, President and CEO, told employees here today.  “The additional good news is the fact that the Company did not curtail its product development, engineering, and marketing efforts despite the reduction in sales that threatened our profitability.”

Koss went on to say that sales had been soft both domestically and internationally.

“This is the first time in seven years that we did not post significant growth in our European export sales,” he continued.  “Our sales to the automotive industry, education and U.S. mass market retailers also suffered setbacks as a direct result of the recession triggered by the credit crises this past autumn.”

Sales for the twelve months were down 19% to $38,184,150 compared to $46,943,293 for the same period one year ago.  Net income for the twelve months fell 56% to $1,976,668 compared to $4,494,289.  Diluted earnings per share for the twelve months were $0.54 compared with $1.22 one year ago.

“We are fortunate to have passed through this period profitably and with a significant investment made in our future products,” Koss said.  “The economy has been extremely difficult to understand.  We have seen positive signs as early as March that failed to gain sustainable traction in the market.  With this in mind, we are beginning the new fiscal year cautiously monitoring the credit availability in our export markets, and inventory re-stocking orders at our major U.S. domestic retailers.”

Koss went on to say that the Company was very concerned about the cost of the expanding federal and state budgets and the clear indications that higher taxes to fund health care, cap and tax, as well as the expanding deficit would hamper the U.S. recovery and the ability for U.S. companies to compete on a global scale.

“We seem to be engaged in a massive simultaneous equation involving credit markets, government intervention, a recession and consumer confidence,” Koss said.  “Our focus remains on making stereophones and addressing the needs of consumers.  The last year it seems we have had to deal more with extraneous events than making music lovers happy.”

Koss Corporation paid a quarterly dividend of $0.13 cents per share on July 15, 2009, to shareholders of record on June 30, 2009.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(2009 FY Unaudited)

	Three Months		Twelve Months
Period Ended June 30	2009	2008	2009	2008
Net sales	$8,264,591	$12,202,642	$38,184,150	$46,943,293
Cost of goods sold	5,494,790	7,092,619	24,917,013	29,151,791
Gross profit	2,769,801	5,110,023	13,267,137	17,791,502
Selling, general and administrative expense	2,310,448	3,034,640	10,653,243	10,792,064
Income from operations	459,353	2,075,383	2,613,894	6,999,438
Other income (expense)
Royalty income	200,000	29,166	258,333	291,667
Interest income	2	10,344	15,503	119,464
Interest expense	0	0	0	0
Income before income tax provision	659,355	2,114,893	2,887,730	7,410,569
Provision for income taxes	56,672	850,827	911,062	2,916,280
Net income	$602,683	$1,264,066	$1,976,668	$4,494,289
Earnings per common share:
Basic	$0.16	$0.34	$0.54	$1.22
Diluted	$0.16	$0.34	$0.54	$1.22
Dividends per common share	$0.13	$0.13	$0.52	$1.52

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